                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G


                   Under the Securities Exchange Act of 1934
                           (Amendment No. __________)


                     FIRST COMMUNITY FINANCIAL CORPORATION
                     -------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                   ----------------------------------------
                         (Title of Class of Securities)


                                  31984M 10 6
                      -----------------------------------
                                 (CUSIP Number)


                                 June 21, 1999
                    ---------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 5 Pages

CUSIP No.  31984M 10 6                  13G                   Page 2 of 5 Pages
---------------------------                           -------------------------------


      1  NAME OF  REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Employee Stock Ownership Plan and Trust of Community Savings Bank, Inc.
         56-2136814
----------------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [ ]
----------------------------------------------------------------------------------------
      3  SEC USE ONLY

----------------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION

         North Carolina
----------------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER

       NUMBER OF                    135,187
        SHARES               -----------------------------------------------------------
     BENEFICIALLY
       OWNED BY                  6  SHARED VOTING POWER
         EACH
       REPORTING                    15,277
        PERSON               -----------------------------------------------------------
         WITH                    7  SOLE DISPOSITIVE POWER

                                    135,187
                             -----------------------------------------------------------
                                 8  SHARED DISPOSITIVE POWER

                                    15,777
----------------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         150,464
----------------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)

----------------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.36%
----------------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON (See Instructions)

         EP:  Employee Stock Ownership Plan and Trust of Community Savings Bank, Inc.
----------------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:
------------  -------------------------------------


              First Community Financial Corporation


Item 1(b).    Address of Issuer's Principal Executive Offices:
---------     -----------------------------------------------

              708 South Church Street
              Burlington, North Carolina 27216


Item 2(a).    Name of Person Filing:
---------     ---------------------

              Employee Stock Ownership Plan and Trust of
              Community Savings Bank, Inc.

Item 2(b).    Address of Principal Business Office:
---------     ------------------------------------

              708 South Church Street
              Burlington, North Carolina 27216


Item 2(c).    Citizenship or Place of Organization:
---------     ------------------------------------

              North Carolina


Item 2(d).    Title of Class of Securities:
---------     ----------------------------

              Common Stock, no par value


Item 2(e).    CUSIP Number:
---------     ------------

              31984M 10 6


Item 3.   Statement is Filed Pursuant to Rule 13d-1(b):
------    --------------------------------------------

          (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974.



                               Page 3 of 5 Pages

Item 4.    Ownership:
---------  ----------

          (a)  Amount Beneficially Owned:     150,464 shares

          (b)    Percent of Class:  9.36%

          (c)  Number of shares as to which such person has:

               (i)      sole power to vote or to direct the vote:               135,187

               (ii)     shared power to vote or to direct the vote:              15,277

               (iii)    sole power to dispose or to direct the disposition of:  135,187

               (iv)     shared power to dispose or to direct the disposition of: 15,277


Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable


Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable



                               Page 4 of 5 Pages

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 8, 2001              /s/ William C. Ingold
                                    --------------------------------------------

                                    William C. Ingold, not individually but
                                    solely as trustee under that certain
                                    Community Savings Bank, Inc. Employee Stock
                                    Ownership Trust by and between the above signed and Community Savings Bank, Inc.

                                    /s/ Herbert N. Wellons
                                    --------------------------------------------

                                    Herbert N. Wellons, not individually but solely as trustee under that certain Community Savings Bank, Inc. Employee Stock Ownership Trust by and between the above signed and Community Savings Bank, Inc.


                                    /s/ Alfred J. Spitzner
                                    --------------------------------------------

                                    Alfred J. Spitzner, not individually but solely as trustee under that certain Community Savings Bank, Inc. Employee Stock Ownership Trust by and between the above signed and Community Savings Bank, Inc.



                               Page 5 of 5 Pages